Exhibit 4.2

CLASS B SHAREHOLDERS AGREEMENT

dated as of

November     , 2007

among

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC

and

THE INDIVIDUALS SET FORTH

ON THE SIGNATURE PAGES HERETO

TABLE OF CONTENTS

		Page

	ARTICLE I

	DEFINITIONS

SECTION 1.1	DEFINITIONS	1
SECTION 1.2	GENDER	6

	ARTICLE II

	CLASS B SHAREHOLDER COMMITTEE
SECTION 2.1	ESTABLISHMENT	6
SECTION 2.2	DELEGATION OF AUTHORITY.	6
SECTION 2.3	VOTING PROXY AND POWER OF ATTORNEY	7
SECTION 2.4	EXCULPATION	8

	ARTICLE III

	TRANSFER RESTRICTIONS; REALLOCATION EVENTS

SECTION 3.1	TRANSFER RESTRICTIONS.	8
SECTION 3.2	REALLOCATION EVENTS.	8

	ARTICLE IV

	BOARD REPRESENTATION

SECTION 4.1	NOMINEES	8

	ARTICLE V

	APPROVAL OF CERTAIN MATTERS

SECTION 5.1	CLASS B SHAREHOLDER COMMITTEE APPROVAL	9

	ARTICLE VI

	TERMINATION

SECTION 6.1	TERM	10
SECTION 6.2	SURVIVAL	10

i

ii

CLASS B SHAREHOLDERS AGREEMENT (the “Agreement”), dated as of November     , 2007, among the individuals set forth on the signature pages hereto (the “Initial Class B Shareholders” and, collectively with all other Persons who become Class B Shareholders in accordance with this Agreement (including Permitted Transferees), the “Class B Shareholders”), and Och-Ziff Capital Management Group LLC, a Delaware limited liability company (the “LLC”). Defined terms used herein have the respective meaning ascribed thereto in Section 1.1.

WHEREAS, in connection with the IPO, the LLC and its Affiliates intend to consummate the transactions described in the Registration Statement on Form S-1 (Registration No. 333-144256) (the “IPO Registration Statement”); and

WHEREAS, the Class B Shareholders and the LLC desire to address herein certain relationships among themselves with respect to approval of certain matters, transfer restrictions, voting arrangements and board designation rights with respect to the Class B Shares and certain other matters.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreement” has the meaning set forth in the recitals to this Agreement.

“Applicable Term” means, with respect to any provision of this Agreement, the period during which such provision is operative, as set forth herein.

“Applicable Transferee” shall mean, with respect to any Class B Transferor, any Permitted Transferee of such Class B Transferor and any subsequent Permitted Transferee of such Permitted Transferee (acting as Class B Transferor),

“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the board of directors of the LLC.

“Cause” means, with respect to any Person, such Person (i) has committed an act of fraud, dishonesty, misrepresentation or breach of trust; (ii) has been convicted of a felony or any offense involving moral turpitude; (iii) has been found by any regulatory body or self-regulatory organization having jurisdiction over the LLC or its Affiliates to have, or has entered into a consent decree determining that such Person, violated any applicable regulatory requirement or a rule of a self-regulatory organization; (iv) has committed an act constituting gross negligence or willful misconduct; (v) has violated in any material respect any agreement with respect to the LLC or any of its Affiliates; (vi) has become subject to any proceeding seeking to adjudicate such Person a bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment, protection, relief or composition of the debts of such Person under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for such Person or for any substantial part of the property of such Person, or such Person has taken any action authorizing such proceeding; or (vii) a breach by such Person of the non-competition or non-solicitation covenants provided in any agreement between such Person and the LLC or any of its Affiliates.

“Class A Shares” means the Class A Shares of the LLC representing Class A limited liability company interests of the LLC and any equity securities issued or issuable in exchange for or with respect to such Class A Shares by way of a dividend, split or combination of shares or in connection with a reclassification, recapitalization, merger, consolidation or other reorganization.

“Class B Shareholder” has the meaning set forth in the recitals hereto.

“Class B Shareholder Committee” has the meaning set forth in Section 2.1

“Class B Shares” means the Class B Shares of the LLC representing Class B limited liability company interests of the LLC and any equity securities issued or issuable in exchange for or with respect to such Class B Shares by way of a dividend, split or combination of shares or in connection with a reclassification, recapitalization, merger, consolidation or other reorganization.

“Class B Transferor” means any Person that, as a result of any Permitted Transfer or Consent Transfer, is no longer the record holder of the Class B Shares subject to such Permitted Transfer or Consent Transfer, as applicable.

“Class C Non-Equity Interests” means, collectively, one class C non-equity interest in each of the entities within the Och-Ziff Operating Group.

“Continuing Initial Class B Shareholders” shall mean any Initial Class B Shareholder and any Applicable Transferee of such Initial Class B Shareholder, but excluding any Person that is or previously was a member of any Reallocation Group.

“Consent Transfer” has the meaning set forth in Section 3.1(a)

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Controlled Affiliate” of any Person means any Affiliate that directly or indirectly, through one or more intermediaries, is Controlled by such Person.

“Disability” means that a Person (i) as determined by the Board in its sole discretion, is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees and partners of the Company or an Affiliate of the Company.

“Exchange Agreement” means the Exchange Agreement dated the date hereof by and among the limited partners of the entities included in the Och-Ziff Operating Group, Och-Ziff Corp, Och-Ziff Holding LLC and the LLC.

“Governmental Entity” means any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof.

“Initial Class B Shareholders” has the meaning set forth in the recitals to this Agreement.

“IPO” means the initial offering of Class A Shares to the public, as described in the IPO Registration Statement.

“IPO Registration Statement” has the meaning set forth in the recitals to this Agreement.

“LLC” has the meaning set forth in the recitals to this Agreement.

“Och-Ziff Corp” means Och-Ziff Holding Corporation, a Delaware corporation and wholly owned subsidiary of the LLC.

“Och-Ziff Holding LLC” means Och-Ziff Holding LLC, a Delaware limited liability company and wholly owned subsidiary of the LLC.

“Och-Ziff Operating Group” means, collectively, Persons directly controlled by Och-Ziff Corp or Och-Ziff Holding LLC. As of the date hereof, the Och-Ziff Operating Group is comprised of OZ Management LP, a Delaware limited partnership, OZ Advisors LP, a Delaware limited partnership and OZ Advisors II LP, a Delaware limited partnership.

“Och-Ziff Operating Group Agreements” means, collectively, the limited partnership agreements and/or other organizational documents of each of the entities within the Och-Ziff Operating Group, as the same may be amended or implemented from time during the term of this Agreement.

“Och-Ziff Operating Group Units” means, collectively, a unit or units of interest representing limited partnership interests or other similar interests in each of the entities within the Och-Ziff Operating Group (including without limitation, the units designated as the “Class A common units” in each such entity issued under the applicable Och-Ziff Operating Group Agreement on or prior to the date hereof).

“Operating Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the LLC, as amended or supplemented from time to time.

“Outstanding” means, with respect to Shares, all Shares that are issued by the LLC and reflected as outstanding on the LLC's books and records as of the relevant date of determination.

“Owned Class B Shares” means the Class B Shares owned of record by the Class B Shareholders as initially set forth on Schedule I hereof, as adjusted for any new issuance, cancellation, redemption and or repurchase of Class B Shares and as further adjusted by way of a dividend, split or combination of Class B Shares or in connection with a reclassification, recapitalization, merger, consolidation or other reorganization.

“Partner Management Committee” means the Partner Management Committee of each Och-Ziff Operating Group entity as it may be constituted from time to time in accordance with the applicable Och-Ziff Operating Group Agreement and, which, as of the date hereof, consists of Messrs. Och, Windreich, Frank, Cohen, Varga, Kelly and Brown, with Mr. Och serving as Chairman.

“Permitted Transfer” means a transfer of Class B Shares (i) to any Person that is a holder of Class B Shares immediately prior to such transfer and/or is (or will be) the beneficial owner of Och-Ziff Operating Group Units immediately prior to, or immediately following, such transfer, (ii) permitted under (and effected in compliance with) the Exchange Agreement, (iii) by operation of law, or (iv) effected in accordance with Section 3.2 hereof, in each case, provided that such transfer is otherwise made in compliance with applicable securities laws, including the Securities Act.

“Permitted Transferee” means any holder of Class B Shares, other than an Initial Class B Shareholder, who obtains such Class B Shares in a Permitted Transfer or a Consent Transfer.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, Governmental Entity or other entity.

“Proceeding” shall have the meaning set forth in Section 8.8.

“Proxy Term” means the period from the date of original issuance of the Class B Shares until the later of (x) Daniel Och's Withdrawal, death or Disability and (y) the date on which the Class B Shareholders no longer Beneficially Own Voting Securities that comprise at least 40% of the Total Voting Power.

“Reallocation Event” means any event involving a reallocation of Och-Ziff Operating Group Units pursuant to the respective Och-Ziff Operating Group Agreements.

“Reallocation Group” means any Initial Class B Shareholder that is required to have such Person’s Och-Ziff Operating Group Units reallocated in a Reallocation Event (a “Reallocation Person”) and any Applicable Transferee of any Reallocation Person.

“Reallocation Share Amount” means a number of Class B Shares equal to the number of Och-Ziff Operating Group Units being reallocated in connection with a Reallocation Event.

“Related Trust” means, in respect of any Class B Shareholder, any Person that is an estate, family limited liability company or family limited partnership of such individual Class B Shareholder, a trust the grantor of which is such individual Class B Shareholder, or any other estate planning vehicle or family member relating to such individual Class B Shareholder.

“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“SEC” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Selected Courts” shall have the meaning set forth in Section 8.8.

“Shareholders” means, collectively, the holders of Outstanding Class A Shares and holders of Outstanding Class B Shares.

“Shares” means, collectively, the Outstanding Class A Shares and Class B Shares.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls, more than 50% of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Termination Date” has the meaning set forth in Section 6.1 hereof.

“Total Voting Power” means the total number of votes that may be cast in the election of directors of the LLC if all Outstanding Voting Securities and Voting Securities treated as Outstanding pursuant to the final sentence of this definition were present and voted at a meeting held for such purpose. The percentage of the Total Voting Power of the LLC Beneficially Owned by any Person is the percentage of the Total Voting Power of the LLC that is represented by the total number of votes that may be cast in the election of directors of the LLC by Voting Securities Beneficially Owned by such Person. In calculating such percentage, the Voting Securities Beneficially Owned by any Person that are not Outstanding but are subject to issuance upon exercise, exchange or conversion or any options, warrants or other rights Beneficially Owned by such Person shall be deemed to be Outstanding for the purpose of computing the percentage of the Total Voting Power of the LLC represented by Voting Securities Beneficially Owned by such Person, but shall not be deemed to be Outstanding for such purpose to the extent that the exercise, conversion or exchange of any such securities or rights would directly result in the repurchase, cancellation, forfeiture or redemption of any Outstanding Voting Securities already included in such calculation and, in no event shall such securities or rights be deemed to be Outstanding for the purpose of computing the percentage of the Total Voting Power of the LLC represented by Voting Securities Beneficially Owned by any other Person.

“Voting Securities” means Class A Shares, Class B Shares and any other securities of the LLC entitled to vote generally in the election of directors of the LLC.

“Withdrawal” means, with respect to any Person that is a partner in any Och-Ziff Operating Group entity, the withdrawal of such Person as a partner of each such Och-Ziff Operating Group entity and/or the voluntary or involuntary termination of such Person's active involvement in the business or operations of the Och-Ziff Operating Group and its Affiliates.

SECTION 1.2 GENDER. For the purposes of this Agreement, the words “he,” “his” or “himself” shall be interpreted to include the masculine, feminine and corporate, other entity or trust form.

ARTICLE II

CLASS B SHAREHOLDER COMMITTEE

SECTION 2.1 ESTABLISHMENT.

Each Class B Shareholder hereby consents and agrees to the establishment of a Class B Shareholder Committee (the “Class B Shareholder Committee”) to be comprised initially of Daniel Och, as sole member until his Withdrawal, death or Disability. Upon Mr. Och's Withdrawal, death or Disability and at any point in time thereafter at which there is no member of the Class B Shareholder Committee, the Partner Management Committee shall act by majority vote to reconstitute the Class B Shareholder Committee either by (i) appointing a new Class B Shareholder to serve as the sole member of the Class B Shareholder Committee until such Class B Shareholder's Withdrawal, death, Disability or removal from the Class B Shareholder Committee by a majority vote of the Partner Management Committee, or (ii) appointing all of the members of the Partner Management Committee as members of the Class B Shareholder Committee, in which event, the members shall act by majority vote on all matters to be approved by the Class B Shareholder Committee. Any Person that shall replace an existing member of the Partner Management Committee for any reason after the establishment of the Class B Shareholder Committee pursuant to clause (ii) hereto shall also replace such existing member in his capacity as a member of the Class B Shareholder Committee.

SECTION 2.2 DELEGATION OF AUTHORITY.

(a) Each Class B Shareholder hereby irrevocably delegates all power and authority to the members of the Class B Shareholder Committee (and each of them) existing at any time and from time to time to exercise, on behalf of such Class B Shareholder, any and all rights of such Class B Shareholder during the Applicable Term with respect to the matters set forth in this Agreement, including without limitation, the (i) nomination of individuals for election to the Board as set forth in Section 4.1; (ii) approval of the matters set forth in Section 5.1; (iii) voting of its Class B Shares as set forth in Section 2.3; (iv) waiver or amendment of certain provisions of this Agreement, subject to the limitations set forth in Section 8.9; (v) exercise of rights granted to the Class B Shareholders or the Class B Shareholder Committee in the Operating Agreement as set forth in Section 5.1(b); and (vi) actions necessary or advisable to effect the foregoing to the extent not specifically set forth herein.

(b) The Class B Shareholder Committee shall have the resources and authority necessary or advisable to discharge its duties and responsibilities, including the authority to retain and terminate outside counsel, experts, consultants or other advisors, including any search firm to be used to identify director nominees, as it deems appropriate. The Class B Shareholder Committee shall have the sole authority to approve related fees and other terms of any such engagement. Any such fees or expenses arising out of any such engagement shall be paid by the LLC or reimbursed upon the written demand of the Class B Shareholder Committee.

SECTION 2.3 VOTING PROXY AND POWER OF ATTORNEY. Each Class B Shareholder hereby irrevocably constitutes and appoints the members of the Class B Shareholder Committee (and each of them) existing at any time and from time to time, as the sole and exclusive attorney-in-fact and proxy of such Class B Shareholder, with full power of substitution and resubstitution, to attend any meeting of the shareholders of the LLC or of the Class B Shareholders, and any adjournment or postponement thereof, on such Class B Shareholder’s behalf and to vote or abstain from voting the Owned Class B Shares of such Class B Shareholder in its sole discretion for or against any action or proposal to the fullest extent permitted by law during the Proxy Term. Any such vote or abstention shall not be subject to challenge or input from such Class B Shareholder. Each Class B Shareholder hereby revokes any and all previous proxies with respect to such Class B Shareholder’s Owned Class B Shares (which, for the avoidance of doubt, shall not include the power of attorney set forth in Section 2.6 of the Operating Agreement) and no subsequent proxies (whether revocable or irrevocable) shall be given (and if given, shall not be effective) by such Class B Shareholder with respect to the Owned Class B Shares that conflict with this proxy. This proxy and power of attorney is intended to be irrevocable and is coupled with an interest sufficient in law to support an irrevocable proxy and is granted for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and shall be valid and binding on any person to whom the Class B Shareholder may transfer any of its Owned Class B Shares during the Proxy Term. The attorney-in-fact and proxy identified above will be empowered at any and all times during the Proxy Term to vote or act by written consent with respect to the Owned Class B Shares at every annual, special, adjourned or postponed meeting of Shareholders, and in every written consent in lieu of such a meeting, or otherwise. The power of attorney granted herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of each Class B Shareholder. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. The provisions of this Section 2.3 shall terminate at the end of the Proxy Term.

SECTION 2.4 EXCULPATION. To the fullest extent permitted by applicable law, no member of the Class B Shareholder Committee shall be liable to the Class B Shareholders or any of them to any Affiliate of any Class B Shareholder for any damages incurred by reason of any act performed or omitted to be performed by such member of the Class B Shareholder Committee under this Agreement, including the proxy granted herein.

ARTICLE III

TRANSFER RESTRICTIONS; REALLOCATION EVENTS

SECTION 3.1 TRANSFER RESTRICTIONS.

(a) Except for Permitted Transfers, no Class B Shareholder may, directly or indirectly, transfer any Class B Shares without the prior written consent of the Class B Shareholder Committee, which consent may be given or withheld or made subject to such conditions (including, without limitation, receipt of such legal opinions and other documents as the Class B Shareholder Committee may require) as determined by the Class B Shareholder Committee, in each case, in its sole discretion (a “Consent Transfer”).

(b) Prior to giving effect to any Permitted Transfer, Consent Transfer or any new issuance of Class B Shares and reflecting the transferee or purchaser of Class B Shares as an owner of record, the LLC shall require that any such Person who is not already a party to this Agreement shall (i) execute a joinder to this Agreement, in form and substance reasonably acceptable to the LLC and the Class B Shareholder Committee, in which such Person shall agree to be a “Class B Shareholder” for all purposes of this Agreement and (ii) become party to the Exchange Agreement in accordance with the terms thereof.

SECTION 3.2 REALLOCATION EVENTS. Upon any Reallocation Event, the Reallocation Share Amount held by the Reallocation Group prior to giving effect to such Reallocation Event shall be automatically reallocated to the Continuing Initial Class B Shareholders on a pro rata basis among all such Continuing Initial Class B Shareholders, based on the number of Class B Shares held of record by each such Continuing Class B Shareholder as of the closing of the IPO.

ARTICLE IV

BOARD REPRESENTATION

SECTION 4.1 NOMINEES.

(a) So long as the Class B Shareholders collectively Beneficially Own:

(i) Voting Securities representing more than 50% of the Total Voting Power, the Board shall nominate five individuals designated by the Class B Shareholder Committee;

(ii) Voting Securities representing 40% or more of the Total Voting Power and less than or equal to 50% of the Total Voting Power, the Board shall nominate three individuals designated by the Class B Shareholder Committee;

(iii) Voting Securities representing 25% or more of the Total Voting Power and less than 40% of the Total Voting Power, the Board shall nominate two individuals designated by the Class B Shareholder Committee;

(iv) Voting Securities representing 10% or more of the Total Voting Power and less than 25% of the Total Voting Power, the Board shall nominate one individual designated by the Class B Shareholder Committee; and

(v) Voting Securities representing less than 10% of the Total Voting Power, the Board shall have no obligation to nominate any individual that is designated by the Class B Shareholder Committee.

(b) In the event that any designee of the Class B Shareholder Committee under this Section 4.1 shall for any reason cease to serve as a member of the Board during his term of office, the resulting vacancy on the Board shall be filled by an individual designated by the Class B Shareholder Committee.

ARTICLE V

APPROVAL OF CERTAIN MATTERS

SECTION 5.1 CLASS B SHAREHOLDER COMMITTEE APPROVAL.

(a) So long as the Class B Shareholders collectively Beneficially Own more than 40% of the Total Voting Power, the LLC shall not take, and the Board shall not authorize, approve or ratify, any of the following actions or any plan with respect thereto without the prior written approval of the Class B Shareholder Committee:

(i) any incurrence of indebtedness (other than inter-company indebtedness), in one transaction or a series of related transactions, by the LLC or any of its Subsidiaries or Controlled Affiliates in an amount in excess of 10% of the then existing long-term indebtedness of the LLC and its Subsidiaries on a consolidated basis (including the current portion of such long-term indebtedness);

(ii) any issuance by the LLC or any of its Subsidiaries or Controlled Affiliates in any transaction or series of related transactions of equity or equity-related securities which would represent, after such issuance, or upon conversion, exchange or exercise, as the case may be, at least 10% of the Total Voting Power (other than (1) pursuant to transactions solely among the LLC and its wholly owned Subsidiaries, (2) upon issuances of securities pursuant to the LLC’s 2007 equity incentive plan described in the IPO Registration Statement (as the same may be supplemented, amended or restated from time to time), (3) upon the exchange of Och-Ziff Operating Group Units for securities pursuant to the Exchange Agreement or (4) upon conversion of convertible securities or upon exercise of warrants or options, which convertible securities, warrants or options are outstanding on the date hereof or issued in compliance with this Agreement);

(iii) any equity or debt commitment to invest or investment or series of related equity or debt commitments to invest or investments by the LLC or any of its Subsidiaries or Controlled Affiliates in a Person or group of related Persons in an amount greater than $250 million;

(iv) any entry by the LLC or any of its Subsidiaries or Controlled Affiliates into a new line of business that does not involve investment advisory or investment management services and that requires a principal investment in excess of $100 million;

(v) the adoption of a shareholder rights plan by the LLC;

(vi) any appointment or removal of a Chief Executive Officer of the LLC or Co-Chief Executive Officer of the LLC; or

(vii) the termination of the employment of an executive officer of the LLC or any of its Subsidiaries or Controlled Affiliates or the termination of the association of a partner with any of the LLC’s Subsidiaries or Controlled Affiliates, in each case, without Cause.

(b) So long as any Class B Shares are Outstanding, the Class B Shareholder Committee shall have full power and authority to exercise any rights granted to the Class B Shareholders or the Class B Shareholder Committee under Section 2.9 and Section 9.3 of the Operating Agreement to the fullest extent permitted by law, including, without limitation, any rights to consent (or withhold consent) to certain actions set forth therein and to consent (or withhold consent) to certain amendments to the Operating Agreement as set forth therein.

ARTICLE VI

TERMINATION

SECTION 6.1 TERM. This Agreement shall automatically terminate upon the earlier of (a) January 1, 2050 or (b) the date on which no Class B Shares are Outstanding. This Agreement may be terminated at any time by the mutual written agreement of the LLC and the Class B Shareholder Committee. The date of any automatic termination or termination by mutual consent shall be deemed the “Termination Date”.

SECTION 6.2 SURVIVAL. On the Termination Date, this Agreement shall become void and of no further force and effect, except for the provisions set forth in this Section 6.2 and Article III, which provisions shall remain in full force and effect until no Owned Class B Shares are Outstanding.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

SECTION 7.1 REPRESENTATIONS AND WARRANTIES OF THE CLASS B SHAREHOLDERS. Each Class B Shareholder severally, and not jointly, represents and warrants to the LLC and to each other Class B Shareholder that (a) this Agreement has been duly authorized, executed and delivered by such Class B Shareholder or his, her or its attorney-in-fact on behalf of such Class B Shareholder and is a valid and binding agreement of such Class B Shareholder, enforceable against such Class B Shareholder in accordance with its terms; (b) the execution, delivery and performance by such Class B Shareholder of this Agreement does not violate or conflict with or result in a breach of or constitute (or with notice or lapse of time or both constitute) a default under any agreement to which such Class B Shareholder is a party or, if applicable, the organization documents of such Class B Shareholder; and (c) such Class B Shareholder has good and marketable title to the Shares owned by such Class B Shareholder as of the date hereof free and clear of any pledge, lien, security interest, charge, claim, equity or encumbrance of any kind, other than pursuant to this Agreement.

SECTION 7.2 REPRESENTATIONS AND WARRANTIES OF THE LLC. The LLC represents and warrants to each Class B Shareholder that (a) the LLC is duly authorized to execute, deliver and perform this Agreement; (b) this Agreement has been duly authorized, executed and delivered by the LLC and is a valid and binding agreement of the LLC, enforceable against the LLC in accordance with its terms; and (c) the execution, delivery and performance by the LLC of this Agreement does not violate or conflict with or result in a breach by the LLC of or constitute (or with notice or lapse of time or both constitute) a default by the LLC under its Certificate of Formation or the Operating Agreement, any existing applicable law, rule, regulation, judgment, order, or decree of any Governmental Entity exercising any statutory or regulatory authority of any of the foregoing, domestic or foreign, having jurisdiction over the LLC or any of its Subsidiaries or any of their respective properties or assets, or any agreement or instrument to which the LLC or any of its Subsidiaries is a party or by which the LLC or any of its Subsidiaries or any of their respective properties or assets may be bound.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 NOTICES. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile or electronic mail or nationally recognized overnight courier, addressed to such party at the address, facsimile number or electronic mail address set forth below or such other address, facsimile number or electronic mail address as may hereafter be designated in writing by such party to the other parties:

(a)	if to the LLC, to:

Och-Ziff Capital Management Group LLC
9 West 57th Street, 13th Floor
New York, New York 10019
(T) (212) 790-0041
(F) (212) 719-7402
(E)
Attention: Chief Legal Officer and Chief Financial Officer

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
(T) (212) 735-3000
(F) (212) 735-2000
Attention: Jennifer A. Bensch, Esq.

(b)	if to the Class B Shareholder Committee, to:

Class B Shareholder Committee
c/o Och-Ziff Capital Management Group LLC
9 West 57th Street, 13th Floor
New York, New York 10019
(T) (212) 790-0041
(F) (212) 719-7402
Attention: Chairman

(c) if to any of the Class B Shareholders, to the address, facsimile number or electronic mail address set forth for such Class B Shareholders in the records of the LLC.

SECTION 8.2 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “included”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

SECTION 8.3 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

SECTION 8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement, it being understood that both parties need not sign the same counterpart.

SECTION 8.5 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any Person, other than the parties hereto any rights or remedies hereunder.

SECTION 8.6 FURTHER ASSURANCES. Each party shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other party hereto to give effect to and carry out the transactions contemplated herein.

SECTION 8.7 GOVERNING LAW; EQUITABLE REMEDIES. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

SECTION 8.8 CONSENT TO JURISDICTION. With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement or any transaction contemplated hereby, each of the parties hereto hereby irrevocably (i) submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or the Court of Chancery located in the State of Delaware, County of Newcastle (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (ii) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the LLC or the Class B Shareholders at their respective addresses referred to in Section 8.1 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and (iii) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN

WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

SECTION 8.9 AMENDMENTS; WAIVERS.

(a) No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the LLC and the Class B Shareholder Committee, or in the case of a waiver, by the LLC if the waiver is to be effective against it or the Class B Shareholder Committee if the waiver is to be effective against it or any Class B Shareholder. Notwithstanding the foregoing, no amendment or waiver for the purpose of or having the effect of (i) increasing the duration of the voting proxy set forth in Section 2.3 or (ii) expanding the restrictions on transfer set forth in Section 3.1 shall be effective without the prior written consent of each Class B Shareholder affected by such proposed waiver or amendment.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 8.10 ASSIGNMENT. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except as set forth in Article III. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

SECTION 8.11 LEGENDS. Each Class B Shareholder hereby agrees that a legend will be affixed to any certificates representing the Class B Shares stating that such Class B Shares are subject to the irrevocable voting proxy and transfer restrictions set forth in this Agreement.

SECTION 8.12 ACTIONS IN OTHER CAPACITIES. Nothing in this Agreement shall limit, restrict or otherwise affect any actions taken by any member of the Class B Shareholder Committee in his capacity as an officer, partner, employee, member or member of the Board of the LLC or any of its Subsidiaries or Controlled Affiliates.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC

By:
Name:
Title:

CLASS B SHAREHOLDERS

By:
Name:
Title:

Signature Page to Shareholders Agreement

SCHEDULE I

CLASS B SHAREHOLDER	NUMBER OF CLASS B OWNED SHARES